Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Calvert Social Investment Fund

We consent to the use of our report dated November 20, 2020, with respect to the financial statements of Calvert Conservative Allocation Fund, Calvert Moderate Allocation Fund, and Calvert Growth Allocation Fund, each a series of Calvert Social Investment Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, PA

January 27, 2021